EXHIBIT 5.1

Goodwin Procter LLP	T: 858.202.2700
Counselors at Law	F: 858.457.1255
4365 Executive Drive	www.goodwinprocter.com
3rd Floor
San Diego, CA 92121
July 31, 2007
La Jolla Pharmaceutical Company
6455 Nancy Ridge Drive
San Diego, California 92121

Re:	Securities Being Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”) of an indeterminate number of shares of (i) Common Stock, par value $0.01 per share (the “Common Stock”), (ii) Preferred Stock, par value $0.01 per share (the “Preferred Stock”) and (iii) warrants to purchase Common Stock or Preferred Stock (the “Warrants”), having a maximum aggregate public offering price of $77,000,000. The Registration Statement provides that the Common Stock, Preferred Stock, and Warrants may be sold from time to time in one or more offerings up to a total public offering price of $77,000,000 on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     Based on the foregoing, we are of the opinion that (i) when the Common Stock, Preferred Stock and/or Warrants are specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Common Stock, Preferred Stock and/or Warrants as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Common Stock and Preferred Stock will be legally issued, fully paid and nonassessable and the Warrants will be a legally binding obligation of the Company.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Goodwin Procter LLP GOODWIN PROCTER LLP